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                                                                   Exhibit 10.35

                            PURCHASE POWER AGREEMENT

         This Purchase Power Agreement ("Purchase Agreement") is entered into as of February 6, 2001 by and between Great Bay Power Corporation, a New Hampshire corporation ("GBP"), and Select Energy, Inc., a Connecticut corporation ("Select").

         WHEREAS, GBP is the owner of an undivided percentage interest in the Seabrook Nuclear Power Plant located in Seabrook, New Hampshire ("Seabrook") and has a percentage interest in the capacity and net electrical output of Seabrook pursuant to an Agreement of Joint Ownership, Construction and Operation of Nuclear Units dated May 1, 1973, as amended (the "JOA"); and

         WHEREAS, GBP is an exempt wholesale generator authorized by the Federal Energy Regulatory Commission ("FERC") pursuant to its Tariff No. 2 to sell and purchase electrical power at wholesale at market-based rates, and desires to sell a portion of its entitlement to electrical energy ("Energy") from Seabrook; and

         WHEREAS, Select is a power marketer authorized by the FERC pursuant to its Tariff No. 4 to sell and purchase electrical power at wholesale at market-based rates and desires to sell a portion of its entitlement to the Energy from Millstone Point Nuclear Power Plants Unit Nos. 2 and 3 ("Millstone Units No. 2 and No. 3 "); and

         WHEREAS, GBP and Select have executed a Master Power Purchase and Sale Agreement ("Master Agreement") of even date herewith; and

         WHEREAS, the Parties wish to provide, in this Purchase Agreement, the terms and conditions by which Select and GBP will exchange Energy from each of their respective nuclear entitlements.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Select and GBP agree as follows:

1.       DEFINITIONS, TERMS AND CONDITIONS

1.1 Except as specifically provided herein, the terms and conditions of the Master Agreement shall apply to this Purchase Agreement, and such terms and conditions are expressly incorporated into this Purchase Agreement by reference.

1.2 All terms not otherwise defined herein or in the Master Agreement shall have the definitions as set forth in the New England Power Pool ("NEPOOL") Agreement, dated as of September 1, 1971, as it has been and may be amended or restated from time to time, which such definitions are expressly incorporated into this Purchase Agreement by reference.


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2.       TERM OF POWER EXCHANGE

This Purchase Agreement shall be effective upon execution. The term of the power exchange shall commence on hour ending 0100 Eastern Prevailing Time (EPT) April 1, 2001 and shall terminate on hour ending 2400 EPT December 31, 2001 ("Term").

3.       PRODUCTS TO BE EXCHANGED

System Firm Energy, with contingencies as described herein.

4.       POWER ARRANGEMENTS

During the Term, GBP shall sell and deliver, and Select shall purchase and receive, fifty (50) megawatt-hours per hour ("MWhr/hr") of System Firm Energy ("Seabrook Purchased Power"), subject to the contingencies described below. During the Term, Select shall sell and deliver, and GBP shall purchase and receive, twenty-five (25) MWhr/hr. of System Firm Energy ("Millstone Unit No. 2 Purchased Power") and twenty-five (25) MWh/hr. of System Firm Energy ("Millstone Unit No. 3 Purchased Power"), subject to the contingencies described below.

5.       DELIVERY POINTS

Seabrook Purchased Power, Millstone Unit No. 2 Purchased Power, and Millstone Unit No. 3 Purchased Power shall each be delivered to the NEPOOL PTF.

6.       RATE

As further described herein, the parties shall utilize an initial rate of $32.00 per MWh to amortize Select's Prepaid Power Balance (as defined in Section 7) for the Seabrook Purchased Power from GBP, which rate shall increase to $34.50 in accordance with the terms set forth herein. GBP shall pay a rate of $34.50 per MWh for the Millstone Unit No. 2 and Millstone Unit No. 3 Purchased Power from Select.

7.       PAYMENT

7.1 Select shall make payments to GBP of $3.7 million on or before February 6, 2001, and $3.3 million on or before March 1, 2001, as a prepaid balance for the Seabrook Purchased Power (the "Prepaid Power Balance").

7.2 GBP shall reimburse Select for the Prepaid Power Balance by either: (i) delivering Seabrook Purchased Power or, (ii) at GBP's option, by delivering Seabrook Purchased Power and making a cash payment on or after the first day that is calculated, in accordance with Section 7.3, as the ninety-second day of Seabrook Purchased Power deliveries ("Day No. 92") during the Term, such payment to be made in the amount set forth in Schedule A ("Amortization Schedule") for the Day No. by which such payment


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is made. GBP's delivery of Seabrook Purchased Power shall reimburse Select for the Prepaid Power Balance at the rate of $32.00 per MWh. In the event that, by December 31, 2001, GBP has not made a cash payment to reimburse Select for the Prepaid Power Balance and GBP has not delivered 218,750 MWhrs of Seabrook Purchased Power, GBP shall make a final cash payment to Select corresponding to the Prepaid Power Balance in column (B) plus the Fee for Prepayment of Power in column (D) on the Amortization Schedule. For payment made after December 31, 2001, interest shall accrue and be calculated in accordance with the Suspension Fee set forth in Section 7.3. At GBP's option and upon five Business Days prior notice to Select, GBP may prepay the Prepaid Power Balance prior to Day No. 92 ("Early Prepayment Fee") by making a payment to Select in the amount calculated on column (B) plus column (F) on the Amortization Schedule corresponding to the Day No. of payment.

7.3 In the event that GBP's delivery of Seabrook Purchased Power is suspended due to an Event (as defined further herein) or otherwise ("Suspension"), the "Day No." column on the Amortization Schedule will not advance to the next day until such Suspension has ended. Select will charge to GBP a monthly Suspension Fee of twelve percent (12%) per annum multiplied by the number of days of such Suspension during the month, applied to (i) the appropriate Prepaid Power Balance in column (B) on the first day of such Suspension and (ii) the appropriate Fee for Prepayment of Power in column (D) associated with the unamortized balance on the Amortization Schedule. Each such monthly Suspension Fee shall be paid on the due date for that month's invoice.

7.4 If GBP has made full reimbursement to Select for the Prepaid Power Balance prior to December 31, 2001, Select's monthly payments to GBP for additional deliveries of Seabrook Purchased Power during the Term shall be made at the rate of $34.50/MWh.

7.5 GBP shall make monthly payments to Select for Select's delivery of Millstone Unit Nos. 2 and 3 Purchased Power during the Term at a rate of $34.50/MWh.

7.6 In addition to each party's payment for the Purchased Power, GBP shall reimburse Select for its reasonable outside counsel and recording fees in connection with the preparation, review and recordation of documentation for this transaction. Select shall send to GBP an invoice detailing such fees, which shall be paid by GBP in the next following payment period.

8.       UNIT CONTINGENCIES

8.1 Each Purchased Power sale by the parties shall be contingent upon the minimum output of the particular unit that is associated with the System Firm Energy exchanged (i.e., Seabrook, Millstone Unit No. 2 or Millstone Unit No.
3) (each individually a "Unit" and together, the "Units") being at or above sixty percent (60%) of the Unit's Seasonal Claimed Capability, except as otherwise provided herein. Unit output below 60%, or no Unit output, is deemed to be an "Event." If an Event occurs, it will be deemed to be continuing and the Unit will not be deemed to be capable of providing System Firm


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Energy hereunder until such Unit has achieved output of 90% for 48 consecutive hours ("End of Event").

8.2 If an Event occurs with respect to Seabrook, but not with respect to Millstone Unit Nos. 2 and 3, Select shall continue to deliver Millstone Unit Nos. 2 and 3 Purchased Power to GBP. If on the 22nd day of a continuing Event, the Event for Seabrook continues, the obligations of the Parties to deliver Purchased Power shall be suspended until there is an End of Event with respect to Seabrook, at which time the Parties' delivery obligations shall resume.

8.3 If an Event occurs with respect to either Millstone Unit Nos. 2 or 3, but not with respect to Seabrook and the other Millstone Unit, Select shall continue to deliver 25 MWhr/hr of System Firm Energy to GBP from the operating Millstone Unit and GBP shall continue to deliver Seabrook Purchased Power during the first 21 days of an Event in accordance with the terms of this Agreement. Five days prior to the 21 st day of a continuing Event at a Millstone Unit, Select may notify GBP as to whether it intends to deliver 25 MWhr/hr of substitute System Firm Energy from the operating Millstone Unit, in which case GBP shall continue to deliver 50 MWhr/hr of Seabrook Purchased Power. If Select does not so notify GBP of its intention to deliver an additional 25 MWhr/hr of System Firm Energy from the operating Millstone Unit, from the 22nd day of the continuing Event and until the End of Event, GBP's obligation to deliver Seabrook Purchased Power shall be reduced to 25 MWhr/hr. until there is an End of Event with respect to the appropriate Millstone Unit, at which time the Parties' delivery obligations shall resume.

8.4 If an Event occurs with respect to both Millstone Units Nos. 2 and 3, but not with respect to Seabrook, GBP shall continue to deliver Seabrook Purchased Power to Select for each of the Millstone Units respective 21 day period. On the 22nd day of continuing coincident Events for Millstone Unit Nos. 2 and 3, the obligations of the Parties to deliver Purchased Power shall be suspended until there is an End of Event(s) for either Millstone Unit Nos. 2 or
3. Upon the End of Event for either or both of Millstone Unit Nos. 2 and 3, the Parties' delivery obligations shall resume for either 25 MWhr/hr or 50 MWhr/hr in accordance with Section 8.3 of this Agreement.

9.       SECURITY ARRANGEMENTS

As consideration for, and in order to secure the obligations of GBP under Sections 7.2 and 7.3 of this Purchase Agreement to deliver and/or to reimburse Select for the Prepaid Power Balance, on or before February 6, 2001, GBP shall grant to Select, and cause its affiliate, Little Bay Power Corporation to grant to Select, a mortgage lien and security interest in each of their respective interests in their properties and assets at Seabrook ("Mortgage and Security Agreements"). Such Mortgage and Security Agreements are expressly incorporated and made a part of this Purchase Agreement and the Master Agreement. Upon GBP's performance of its obligations to deliver and/or to reimburse Select for the Prepaid Power Balance in accordance with Sections 7.2 and 7.3, Select


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shall execute and deliver all documents that may be necessary to discharge and release the Mortgage and Security Agreements. Upon the release of the Mortgage and Security Agreements, the parties shall agree upon and establish a mutually acceptable level of collateral to secure any remaining obligations of the parties for Purchased Power under this Agreement. If the parties cannot agree upon acceptable levels of collateral, the provisions of the Master Agreement shall apply, provided that, the Mortgage and Security Agreement will be released and discharged notwithstanding Section 8.3 of the Master Agreement. In the event that GBP incurs an Event of Default with respect to this Agreement prior to the release of the Mortgage and Security Agreement, such Event of Default shall cause a cross-default under the Mortgage and Security Agreement.

10.    OTHER

10.1 On or before March 1, 2001, the parties shall enter their respective sales into the ISO-NE settlement system. Each party shall provide to the other the ISO-NE contract number of such sale.

10.2 During the Term, the parties agree to provide information regarding the operation of the Units. Notification of such information can be in the form of telephone conversation, e-mail, or fax, and shall be made as soon as practicable after receipt of such information. If a party becomes aware of or has knowledge of information that an Event may occur or an Event has occurred, such party shall communicate such information to the other party immediately, but in no event later than one Business Day after an Event.



IN WITNESS WHEREOF, the Parties have caused this Purchase Power Agreement to be duly executed as of the date first written above.



SELECT ENERGY.INC.

By: /s/ Frank P. Sabatino
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    Frank P. Sabatino
    Senior Vice President, Power Marketing



GREAT BAY POWER CORPORATION

By: /s/ Anthony M. Callendrello
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    Anthony M. Callendrello
    Chief Operating Officer